Exhibit 5.1

November 17, 2006

Main +1.213.689.0200 Fax +1.213.614.1868 42960.0006

Thornburg Mortgage, Inc.

150 Washington Avenue, Suite 302

Santa Fe, NM 87501

Thornburg Mortgage, Inc. and Thornburg Mortgage Advisory Corporation

Ladies and Gentlemen:

We have acted as counsel to Thornburg Mortgage, Inc, a Maryland corporation (the “Company”), and Thornburg Mortgage Advisory Corporation, a Delaware corporation (the “Manager”), in connection with the issuance and sale by the Company of (i) 4,000,000 shares of the Company’s Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value of $0.01 share (the “Preferred Stock”), pursuant to the Underwriting Agreement, dated November 15, 2006 (the “Underwriting Agreement”), by and among the Company, the Manager, Stifel, Nicolaus & Company, Incorporated and Bear, Stearns & Co. Inc. acting as representatives for the several underwriters (the “Underwriters”), and (ii) up to 600,000 additional shares of Preferred Stock to cover over-allotments pursuant to the Underwriting Agreement. The shares of Preferred Stock being issued and sold pursuant to the Underwriting Agreement including those sold to cover over-allotments are hereinafter referred to as the “Shares”. Capitalized terms used but not defined herein have the meanings ascribed to them in the Underwriting Agreement.

I.

In rendering this opinion, we have reviewed the following records, documents and instruments:

Offering Documents

A. The Underwriting Agreement;

B. The Registration Statement on Form S-3 (Registration No. 333-125125) as filed with the Commission on May 20, 2005 (the “Registration Statement”); and

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Thornburg Mortgage, Inc. November 17, 2006 Page 2

C. The final prospectus dated June 16, 2005 and the related prospectus supplement relating to the Shares dated November 15, 2006, as filed with the Commission pursuant to Rule 424(b) under the Securities Act on November 17, 2006 (such prospectus and prospectus supplement are hereinafter collectively referred to as the “Prospectus”).

Organizational Documents

D. The Articles Supplementary to the Company’s Articles of Incorporation in the form to be filed with the State Department of Assessments and Taxation of Maryland prior to the issuance of the Shares (the “Articles Supplementary”), and certified to us by an officer of the Company as being complete and in the form that will be filed;

E. The Amended and Restated Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

F. Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the Board of Directors of the Company relating to (i) the transactions contemplated by the Underwriting Agreement, and (ii) the issuance and sale of the Shares; and

G. A Certificate of the President and Chief Operating Officer of the Company dated November 17, 2006, as to (i) the Registration Statement, all amendments thereto and the Prospectus, and (ii) certain factual matters (the “Opinion Certificate”).

We have relied on the Opinion Certificate with respect to factual matters in or underlying our opinion.

Nothing herein shall be construed to cause us to be considered “experts” within the meaning of Section 11 of the Securities Act.

Thornburg Mortgage, Inc. November 17, 2006 Page 3

II.

We have also assumed the following:

A. The authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of all records, documents and instruments submitted to us as copies, faxes or PDF files, and the authenticity of the originals thereof.

B. That any wire transfers, drafts or checks tendered by the Underwriters will be honored.

III.

We express no opinion as to any securities anti-fraud, tax, anti-trust, land use, export, safety, environmental, or hazardous materials laws, rules or regulations, or any laws, rules or regulations applicable to the Underwriters by virtue of their status as underwriters engaged in the business exemplified by the Underwriting Agreement.

This opinion letter is limited to the Maryland General Corporation Law. We disclaim any opinion as to the laws of any other jurisdiction and we further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body. Our opinion is limited to the matters expressly set forth in this opinion letter and no opinion is implied or may be inferred beyond the matters expressly so stated.

IV.

Based upon the assumptions, exceptions, limitations and qualifications expressed herein, it is our opinion that the Shares, when issued, sold and paid for by the Underwriters in accordance with the provisions of the Underwriting Agreement will be duly authorized, validly issued, fully paid and non-assessable.

V.

The opinion set forth herein is as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing after the delivery of this letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the prospectus supplement which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or in the category of persons whose consent is required under Section 7 of the Securities Act.

Thornburg Mortgage, Inc. November 17, 2006 Page 4

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Heller Ehrman LLP